SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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[	]	Soliciting Material Under Rule 14a-12

REAL ESTATE INCOME FUND INC.

(Name of Registrant as Specified in Its Charter)

KARPUS MANAGEMENT, INC. D/B/A KARPUS INVESTMENT MANAGEMENT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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A CRITICAL MESSAGE

TO

REAL ESTATE INCOME FUND INC. STOCKHOLDERS

FROM

KARPUS MANAGEMENT, INC. AND WESTERN INVESTMENT LLC

Dear Fellow Stockholders:	October 28, 2005

Karpus Management, Inc. (“Karpus”) and Western Investment LLC (“Western”) have previously written to you expressing our outrage with Real Estate Income Fund’s (“RIT”) proposals to approve a new management agreement and a new subadvisory agreement which would result in an enormous $3.7 billion payout to Citigroup. Rather than spending their time artfully devising deals to enrich Citigroup, management and the board should be taking action to close RIT’s wide discount to net asset value.

We are assuming that you invested in RIT to make money.

Eliminating the current discount to RIT’s net asset value is the real issue!

•	Since RIT’s stock price currently trades at a 10% discount to RIT’s net asset value, your investment is worth 10% less than what it should be.
•	The discount could further widen – during 2005 the discount has been as high as 16%.
•	If action is not taken immediately, your investment may continue to languish between 10% and 16% below what it should be worth, or even less.

Merging RIT with an open end fund with similar objectives is an obvious solution.

We believe that IXIS - AEW Real Estate Fund (NRFAX), an open end REIT fund, is an extremely attractive merger candidate for RIT. The portfolio manager of NRFAX is also the sub-advisor for RIT and both funds have similar investment objectives and portfolios. An even more compelling common denominator making the two funds attractive merger partners is their substantially similar performance as seen in the tables below. Once the funds are merged, the current 10% discount would be eliminated and investors would have the option of selling their shares at net asset value or continuing to invest with the same manager with a substantially similar return history. In fact, the annual rate of return of RIT and NRFAX since August 2002 was 21.3% and 22.6%, respectively.

IF THE RIT BOARD IS TRULY COMMITTED TO MAXIMIZING STOCKHOLDER VALUE, IT WILL AGREE WITH US THAT MERGING RIT WITH AN OPEN END FUND IS IN THE BEST INTEREST OF THE VAST MAJORITY OF THE STOCKHOLDERS

We have attempted to discuss our ideas with management on how the interests of all stockholders can be addressed. Management has refused to return our phone calls and continues to vigorously defend the merits of the Legg Mason transaction. Due to RIT’s apparent concern that a quorum to conduct the special meeting might not be present, it postponed the special meeting date to November 15 and has stepped up its efforts to push through its proposals. Most recently, management has attempted to scare stockholders into voting for their proposals with vague warnings that RIT will face “considerable uncertainty” and its ability to pursue its investment objective may be “disrupted for an indefinite period” if the new management agreement is not approved.

We believe this eleventh-hour tactic is designed to scare us into voting for management’s proposals instead of doing what is in the overall best interest of the stockholders.

Below is a brief overview of RIT’s discount to net asset value during 2005:

•	On June 24, 2005, the day Citigroup announced that it had entered into the transaction with Legg Mason, the discount to NAV was 15.81%.
•	Between January 3, 2005 and June 24, 2005, the discount to NAV ranged from a daily high of 16.01% to a daily low of 12.03%.
•	On August 25, 2005, the day Karpus and Western filed their preliminary proxy statement with the SEC, the discount to NAV was 13.54%.
•	Since August 25, 2005, the discount to NAV has declined to 10.66% as of October 27, 2005.

Would the discount have narrowed without our opposition to RIT’s proposals?

Is it realistic that the discount to net asset value will ever be eliminated if the proposed transaction with Legg Mason is approved?

We believe that this is what the upcoming vote at the special meeting is all about.

VOTE THE GREEN PROXY CARD AGAINST THE NEW MANAGEMENT AGREEMENT TODAY!

Very truly yours,

Karpus Management, Inc.	Western Investment LLC
/s/ George W. Karpus	/s/ Arthur D. Lipson
George W. Karpus	Arthur D. Lipson